EINPRESSWIRE

HIMALAYA TECHNOLOGIES PLANS EVEREST COIN TO SUPPORT E-COMMERCE, PROVIDE CUSTOMER REWARDS, AND PREPARE CRYPTO DIVIDEND

Himalaya Technologies prepares to marry Everest coin based on Ethereum to social networks to differentiate from mainstream social media.

Himalaya Technologies, Inc.

PITTSBURGH, PA, USA, January 2, 2024 /EINPresswire.com/ -- Himalaya Technologies, Inc. (OTC: HMLA) is reviewing a formal proposal from BOT LOGIC LABS, INC. ("BOT") to create, mint, and propagate a proprietary crypto token to be called "EVEREST" and based on Ethereum. We intend to use EVEREST tokens for e-commerce in our social media platforms under development, as a utility token for customer rewards, for a potential dividend to our shareholders, or for strategic transactions. BOT indicates to us that the process will require less than several weeks to set-up our wallet, propagate the coin, and add it to a centralized exchange platform ("CEX").

BOT is the developer of the Active World Holdings[3] portfolio of web based applications, which uses ChatGPT4 as well as Solidity Smart Contracts to develop Web3, Web3.5 and Web4 DApps. To accomplish our Web3 objectives, Himalaya requires the creation of an Ethereum smart contract, token website and Web3 integration for this smart contract into the HMLA digital ecosystem. We are engaging BOT to perform this task as an initial Phase 1 of our crypto buildout for business incubation.

The agreement calls for $50,000 cash compensation to BOT in stages, including 1) the creation of our wallet, 2) delivery of a website subject to our approval, 3) when the EVEREST token is added to the Web3 on DiVinciPay, 4) upon the launch of EVEREST Uniswap Pool, and 5) upon minting of the EVEREST token. As part of the arrangement, BOT will retain 10% of the total token supply of 250,000,000 and a 10% revenue share for revenues generated through token management within our social media businesses. Himalaya will retain 100,000,000 of the tokens for deployment to new and existing social media customers as rewards, its public shareholders through a potential dividend subject to legal review and possible registration with the SEC, and for strategic purposes including mergers and acquisitions of companies, contracts, or other coins.

> **The crypto nuclear winter is ending with bad business models, fantastic ideas, and bad actors cleansed from the market. Now it's time to generate growth in the high stakes Web3 world."**
> — *Vik Grover*

BOT will develop the EVEREST token website under an EVEREST token URL which is currently held by BOT for us. BOT will be responsible for all logo design as well as token graphic design for the project. We will have final approval of all designs before they are published. BOT will prepare the initial EVEREST pool on Uniswap. The pool will be paired with ETH and will be funded by Himalaya. The pre-launch price will be .25 per token with a suggested pre-launch price of .10 per token.

BOT will integrate the EVEREST token within the DiVinciPay merchant platform so the token can be used a participating merchants to pay for goods and services. BOT will install DiVinciPay on the website for Web3 functionality so customers can buy the EVEREST token and have it delivered to their Ethereum based wallet, without the need for human assistance.

Within several hours after the launch of the EVEREST pool on Uniswap, BOT intends to update the token information on www.dextools.io. This could instantly move the EVEREST token to above 50 on the trust scale and provide new potential buyers to the EVEREST token.

Management Commentary:

Said Vik Grover, CEO: "The nuclear winter for crypto is passing now that failed models, fantastic ideas, and bad businesses have been cleansed from the market. A token married to social media has always been our plan, and with our PCAOB audited public vehicle, there are

significant valuation anomalies between our business ideas and what is available on the market that make the strategy paramount. It's time to go to the blockchain and play for the win. Watch Himalaya Technologies for further developments as we enter this fast-paced world."

Further information on Himalaya's crypto developments can be found here under Form 8K-A3:

https://www.sec.gov/ix?doc=/Archives/edgar/data/0001409624/000149315224000047/form8-ka.htm

About Himalaya Technologies, Inc.

Himalaya Technologies, Inc. (https://www.himalayatechnologies.com[1]) is a publicly traded entity (OTC: HMLA) focusing on minority and majority investments in businesses seeking access to growth capital to fulfill their own business plans and create value for their stakeholders and the Company's debt and equity investors. The Company is a minority investment of FOMO WORLDWIDE, INC. (OTC: FOMC; https://www.fomoworldwide.com[2]).

Forward Looking Statements:

Statements in this press release about our future expectations, including without limitation, the likelihood that Himalaya Technologies, Inc. will be able to meet minimum sales expectations, be successful and profitable in the market, bring significant value to Himalaya's stockholders, and leverage capital markets to execute its growth strategy, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and our actual results could differ materially from expected results. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law. Himalaya's business strategy described in this press release is subject to innumerable risks, most significantly, whether the Company is successful in securing adequate financing. No information in this press release should be construed in any form shape or manner as an indication of the Company's future revenues, financial condition, or stock price, nor is it a solicitation for investment.

Vikram Paul Grover
Himalaya Technologies, Inc.
+1 347-323-9581
email us here
Visit us on social media:
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[1] https://www.himalayatechnologies.com
[2] https://www.fomoworldwide.com
[3] https://www.activeworldclub.com/
